Exhibit 10.1
AMENDMENT NO. 2 TO CREDIT AND SECURITY AGREEMENT, dated as of October 4, 2021 (this “Amendment”), among CMFT Corporate Credit Securities, LLC, as borrower (the “Borrower”), CMFT Securities Investments, LLC, as Collateral Manager (the “Collateral Manager”), CMFT Securities Investments, LLC, as equityholder (the “Equityholder”), Citibank, N.A., as lender (the “Lender”), Citibank, N.A., as administrative agent (the “Administrative Agent”), Citibank, N.A., acting through its Agency & Trust division, as collateral agent (in such capacity, the “Collateral Agent”) and as collateral custodian (in such capacity, the “Custodian”), and Virtus Group, LP, as collateral administrator (in such capacity, the “Collateral Administrator”).
WHEREAS, the Borrower, the Collateral Manager, the Equityholder, the Lender and the other lenders from time to time parties thereto, the Administrative Agent, the Collateral Agent, the Custodian and the Collateral Administrator, are party to the Credit and Security Agreement, dated as of December 31, 2019 (the “Credit Agreement”);
WHEREAS, the parties hereto desire to amend the Credit Agreement in accordance with Section 12.01 of the Credit Agreement and subject to the terms and conditions set forth herein; and
WHEREAS, the Administrative Agent hereby authorizes and directs the Collateral Agent, the Custodian and the Collateral Administrator to execute this Amendment.
NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I

Definitions
Terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement.
ARTICLE II
Amendments to the Credit Agreement.
SECTION 2.1.        Amendment to the Credit Agreement. As of the date of this Amendment, the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Credit Agreement attached as Appendix A hereto.
SECTION 2.2.        Amendment to the Schedules and Exhibits. As of the date of this Amendment, the Schedules and Exhibits are hereby amended to delete the stricken text (indicated

textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Schedules and Exhibits attached as Appendix B hereto.
ARTICLE III
Representations and Warranties
SECTION 3.1.        The Borrower hereby represents and warrants to each other party hereto that, as of the date first written above, (i) no Default or Event of Default has occurred and is continuing and (ii) the representations and warranties of the Borrower contained in the Credit Agreement and the other Facility Documents are true and correct in all material respects on and as of such day (other than any representation and warranty that is made as of a specific date).
ARTICLE IV
Conditions Precedent
SECTION 4.1.        This Amendment shall become effective as of the date hereof upon:
(a)    the execution and delivery of this Amendment by each party hereto;

(b)    the Administrative Agent’s receipt of a good standing certificate for the Borrower issued by the applicable office body of its jurisdiction of organization and a certified copy of the resolutions of the board of managers or directors (or similar items) of the Borrower approving this Amendment and the transactions contemplated hereby, certified by its secretary or assistant secretary or other authorized officer; and

(c)    the Administrative Agent shall have received the executed legal opinion of Dechert LLP, counsel to the Borrower in form and substance acceptable to the Administrative Agent in its reasonable discretion.
ARTICLE V

Miscellaneous
SECTION 5.1.        Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.
SECTION 5.2.        Severability Clause. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 5.3.        Ratification. Except as expressly amended hereby, the Credit Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment shall form a part of the Credit Agreement for all purposes.
SECTION 5.4.        Counterparts. The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.
SECTION 5.5.        Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

CMFT CORPORATE CREDIT SECURITIES, LLC,
as Borrower
By: /s/ Nathan D. DeBacker
Name: Nathan D. DeBacker
Title: Vice President, Chief Financial Officer and Treasurer

CMFT SECURITIES INVESTMENTS, LLC, as Collateral Manager
By: /s/ Nathan D. DeBacker    Name: Nathan D. DeBacker
Title: Vice President, Chief Financial Officer and Treasurer

CITIBANK, N.A., as Administrative Agent and as a Lender
By: /s/ Victoria     Chant
Name: Victoria Chant
Title: Vice President

CMFT SECURITIES INVESTMENTS, LLC, as the Equityholder

By: /s/ Nathan D. DeBacker
Name: Nathan D. DeBacker
Title: Vice President, Chief Financial Officer and Treasurer

CITIBANK, N.A., (acting through its Agency & Trust division) as Custodian and as Collateral Agent
By: /s/ Thomas Varcados
Name: Thomas Varcados
Title: Senior Trust Officer

VIRTUS GROUP, LP, as Collateral     Administrator
By: Rocket Partners Holdings, LLC, its General Partner
By: /s/ Joseph U. Elston
Name: Joseph U. Elston
Title: Senior Vice President

Appendix A

EXECUTION VERSION
Conformed through Amendment No. ~~1~~2 dated ~~March 19~~October 4, ~~2020~~2021

CREDIT AND SECURITY AGREEMENT

Dated as of December 31, 2019 among
CMFT CORPORATE CREDIT SECURITIES, LLC,
as Borrower,

CMFT SECURITIES INVESTMENTS, LLC,
as Collateral Manager,

CMFT SECURITIES INVESTMENTS, LLC,
as Equityholder,
THE LENDERS FROM TIME TO TIME PARTIES HERETO, CITIBANK, N.A.,
as Administrative Agent,

CITIBANK, N.A.,
(acting through its Agency & Trust division) as Custodian and as Collateral Agent

and

VIRTUS GROUP, LP,
as Collateral Administrator

Page

ARTICLE I DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS     1
Section 1.01.    Definitions         1 Section 1.02.    Rules of Construction     ~~39~~41 Section 1.03.    Computation of Time Periods     ~~39~~42 Section 1.04.    Collateral Value Calculation Procedures     ~~39~~42
ARTICLE II ADVANCES     ~~41~~44
Section 2.01.    Revolving Credit Facility; Approval Requests     ~~41~~44 Section 2.02.    Making of the Advances     ~~42~~45 Section 2.03.    Evidence of Indebtedness; Notes     ~~43~~45 Section 2.04.    Payment of Amounts     ~~43~~46 Section 2.05.    Prepayment of Advances     ~~44~~47 Section 2.06.    Changes of Commitments     ~~45~~48 Section 2.07.    Maximum Lawful Rate     ~~46~~49 Section 2.08.    Several Obligations     ~~46~~49 Section 2.09.    Increased Costs     ~~46~~49 Section 2.10.    Compensation; Breakage Payments     ~~48~~51 Section 2.11.    Illegality; Inability to Determine Rates     ~~48~~51 Section 2.12.    Fees     ~~49~~52 Section 2.13.    Rescission or Return of Payment     ~~50~~53 Section 2.14.    Default Interest     ~~50~~53 Section 2.15.    Payments Generally     ~~50~~53 Section 2.16.    Replacement of Lenders     ~~51~~54 Section 2.17. Defaulting Lenders ~~52~~55 Section 2.18. Right of Setoff ~~53~~56 Section 2.19. [Reserved] ~~53~~56 Section 2.20. Lending Offices; Changes Thereto ~~53~~56 Section 2.21. [Reserved] ~~53~~56
Section 2.22.    [Reserved]     ~~53~~56
Section 2.23.    Recourse Against Certain Parties     ~~53~~56 ARTICLE III CONDITIONS PRECEDENT     ~~54~~57
Section 3.01.    Conditions Precedent to Initial Advances     ~~54~~57 Section 3.02.    Conditions Precedent to Subsequent Advances     ~~56~~59
ARTICLE IV REPRESENTATIONS AND WARRANTIES     ~~57~~60
Section 4.01.    Representations and Warranties of the Borrower     ~~57~~60 Section 4.02.    Additional Representations and Warranties of the Borrower     ~~60~~63 Section 4.03.    Representations and Warranties of the Equityholder and the
Collateral Manager     ~~62~~65 Section 4.04.    Representations and Warranties of the Collateral Agent, Custodian
and Collateral Administrator.     ~~63~~66 ARTICLE V COVENANTS     ~~64~~67
Section 5.01.    Affirmative Covenants of the Borrower     ~~64~~67 Section 5.02.    Negative Covenants of the Borrower     ~~71~~73

(continued)
Page

Section 5.03.    Affirmative Covenants of the Equityholder and the Collateral
Manager     ~~74~~77 Section 5.04.    Negative Covenant of the Equityholder and the Collateral Manager ~~76~~79 Section 5.05.    Certain Undertakings Relating to Separateness     ~~76~~79
ARTICLE VI EVENTS OF DEFAULT     ~~78~~81
Section 6.01.    Events of Default     ~~78~~81 Section 6.02.    Remedies.     ~~80~~82 Section 6.03.    Power of Attorney.     ~~81~~84 Section 6.04.    Sales.     ~~81~~84
ARTICLE VII PLEDGE OF COLLATERAL; RIGHTS OF THE COLLATERAL AGENT     ~~82~~85
Section 7.01.    Grant of Security     ~~82~~85 Section 7.02.    Release of Security Interest     ~~84~~86 Section 7.03.    Rights and Remedies     ~~84~~87 Section 7.04.    Remedies Cumulative     ~~85~~88 Section 7.05.    Related Documents     ~~85~~88 Section 7.06.    Borrower Remains Liable     ~~85~~88 Section 7.07.    Protection of Collateral     ~~86~~89
ARTICLE VIII ACCOUNTS, ACCOUNTINGS AND RELEASES     ~~87~~89
Section 8.01.    Collection of Money     ~~87~~89 Section 8.02.    Collection Account     ~~87~~90 Section 8.03.    The Custodian Account     ~~88~~90 Section 8.04.    [Reserved].     ~~88~~91 Section 8.05.    The Unfunded Reserve Account; Fundings     ~~88~~91 Section 8.06.    [Reserved].     ~~88~~91 Section 8.07.    Account Control Agreement.     ~~88~~91 Section 8.08.    Funds in Covered Accounts; Reports by Collateral Agent     ~~89~~91 Section 8.09.    Accountings     ~~89~~92 Section 8.10.    Release of Collateral     ~~90~~93 Section 8.11.    Reports by Independent Accountants     ~~91~~94
ARTICLE IX APPLICATION OF FUNDS     ~~92~~95
Section 9.01.    Disbursements of Funds from Collection Account     ~~92~~95 ARTICLE X SALE OF COLLATERAL LOANS; PURCHASE OF ADDITIONAL
COLLATERAL LOANS     ~~95~~98
Section 10.01. Sales of Collateral Loans     ~~95~~98 Section 10.02. Purchase of Additional Collateral Loans     ~~96~~99 Section 10.03. [Reserved].     ~~96~~99 Section 10.04. Conditions Applicable to All Sale and Purchase Transactions     ~~96~~99
ARTICLE XI THE AGENTS     ~~97~~99
Section 11.01. Authorization and Action             ~~97~~99 Section 11.02. Delegation of Duties         ~~99~~102 Section 11.03. Agents’ Reliance, Etc.         ~~99~~102 Section 11.04. Indemnification; Rights     ~~101~~104 Section 11.05. Successor Agents     ~~102~~105

(continued)

Page

Section 11.06. Merger, Conversion, Consolidation or Succession to Business of
Agents     ~~103~~106 Section 11.07.    Erroneous Payments        106
ARTICLE XII MISCELLANEOUS     ~~103~~107
Section 12.01. No Waiver; Modifications in Writing     ~~103~~107 Section 12.02. Notices, Etc.     ~~103~~109 Section 12.03. Taxes     ~~105~~110 Section 12.04. Costs and Expenses; Indemnification     ~~108~~114 Section 12.05. Execution in Counterparts     ~~109~~115 Section 12.06. Assignability     ~~109~~115 Section 12.07. Governing Law     ~~111~~117 Section 12.08. Severability of Provisions     ~~112~~117 Section 12.09. Confidentiality     ~~112~~117
Section 12.10. Merger     ~~113~~118
Section 12.11. Survival     ~~113~~118 Section 12.12. Submission to Jurisdiction; Waivers; Etc.     ~~113~~118 Section 12.13. IMPORTANT WAIVERS     ~~113~~119
Section 12.14. Customer Identification Notice     ~~115~~120 Section 12.15. Legal Holidays     ~~115~~120 Section 12.16. Non-Petition     ~~115~~121 Section 12.17. Waiver of Setoff     ~~115~~121
ARTICLE XIII CUSTODIAN     ~~116~~121
Section 13.01. Appointment of Custodian     ~~116~~121 Section 13.02. Duties of Custodian     ~~116~~122 Section 13.03. Delivery of Collateral Loans to Custodian.     ~~117~~122 Section 13.04. Release of Documents/Control By Agents.     ~~117~~123 Section 13.05. Records.     ~~118~~123
Section 13.06. Reporting     ~~118~~124 Section 13.07. Certain General Terms     ~~118~~124 Section 13.08. Compensation and Reimbursement of Custodian     ~~120~~125 Section 13.09. Responsibility of Custodian     ~~120~~126 Section 13.10. Resignation and Removal; Appointment of Successor     ~~123~~129 Section 13.11. Acceptance and Appointment by Successor     ~~124~~129 Section 13.12. Merger, Conversion, Consolidation or Succession to Business of
Custodian     ~~124~~130 ARTICLE XIV COLLATERAL MANAGEMENT     ~~124~~130
Section 14.01. Designation of the Collateral Manager     ~~124~~130 Section 14.02. Duties of the Collateral Manager     ~~125~~130 Section 14.03. Authorization of the Collateral Manager     ~~126~~132 Section 14.04. Separateness Provisions of the Borrower.     ~~127~~132 Section 14.05. [Reserved]     ~~127~~132 Section 14.06. Expenses; Indemnification     ~~127~~132 Section 14.07. The Collateral Manager Not to Resign; Assignment     ~~127~~133 Section 14.08. Appointment of Successor Collateral Manager     ~~128~~133
ARTICLE XV THE COLLATERAL ADMINISTRATOR     ~~129~~134

(continued)

Page

Section 15.01. Designation of Collateral Administrator     ~~129~~134 Section 15.02. Certain Duties and Powers     ~~129~~134 Section 15.03. Certain Rights of Collateral Administrator     ~~132~~138 Section 15.04. Compensation and Reimbursement of Collateral Administrator ~~134~~140 Section 15.05. Resignation and Removal; Appointment of Successor     ~~135~~140 Section 15.06. Acceptance and Appointment by Successor     ~~135~~141 Section 15.07. Merger, Conversion, Consolidation or Succession to Business of
Collateral Administrator     ~~136~~141 Section 15.08. Certain Duties of Collateral Administrator Related to Delayed
Payment of Proceeds     ~~136~~141

CREDIT AND SECURITY AGREEMENT

CREDIT AND SECURITY AGREEMENT, dated as of December 31, 2019 (this “Agreement”), by and among CMFT CORPORATE CREDIT SECURITIES, LLC, a Delaware limited liability company, as borrower (the “Borrower”), CMFT SECURITIES INVESTMENTS, LLC, a Delaware limited liability company, as Collateral Manager (in such capacity, the “Collateral Manager”) and as Equityholder (in such capacity, the “Equityholder”), the LENDERS from time to time party hereto, CITIBANK, N.A. (“Citibank”), as administrative agent for the Secured Parties (as hereinafter defined) (in such capacity, the “Administrative Agent”), CITIBANK, N.A., acting through its Agency & Trust division (“Citi Agency & Trust”), as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”) and as collateral custodian for the Secured Parties (in such capacity, the “Custodian”), and VIRTUS GROUP, LP, as collateral administrator (in such capacity, the “Collateral Administrator”).

W I T N E S S E T H:

WHEREAS, the Borrower desires that the Lenders make advances on a revolving basis to the Borrower on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Borrower has engaged the Collateral Manager to perform investment-related and administrative duties with respect to the advances made hereunder and the management of the loans owned by the Borrower; and

WHEREAS, each Lender is willing to make advances to the Borrower on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS

Section 1.01.    Definitions

As used in this Agreement, the following terms shall have the meanings indicated:

“Account Control Agreement” means the Account Control Agreement, dated as of the Closing Date, by and among the Borrower, the Collateral Agent and the Securities Intermediary, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Accredited Investor” has the meaning assigned to such term in Section 12.06(e).

“Adjusted Eurodollar Rate” means, for any Interest Accrual Period, an interest rate per annum equal to the greater of (a) a fraction, expressed as a percentage, (i) the numerator of which is equal to the LIBOR Rate for such Interest Accrual Period and (ii) the denominator of which is equal to 100% minus the Eurodollar Reserve Percentage for such Interest Accrual Period and (b) 0.0%.

“Administrative Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Administrative Agent Fee Letter” means that certain fee letter, dated as of the Closing Date, between the Administrative Agent and the Borrower setting forth the amounts payable by the Borrower by multiplying such price by such Collateral Loan’s Principal Balance), but subject to the dispute mechanism set forth below.

So long as no Default or Event of Default has occurred and is continuing, if the Collateral Manager disputes the Asset Value of any Collateral Loan determined by the Administrative Agent pursuant to the preceding paragraph (each such Collateral Loan, a “Disputed Collateral Loan”), the Collateral Manager shall notify the Administrative Agent of such dispute at or before the Dispute Time. Upon receipt of such notification, the Administrative Agent and the Collateral Manager shall consult with each other in an attempt to resolve such dispute in a timely and reasonable manner. If such consultation does not resolve the dispute within one (1) Business Day of the Administrative Agent’s receipt of notice of such dispute, the following mechanism shall apply:

The Collateral Manager shall seek Firm Bids from at least two Approved Broker Dealers for each Disputed Collateral Loan. For each Disputed Collateral Loan for which there are three or more Firm Bids for the relevant date of determination, the Asset Value shall be recalculated (by the Administrative Agent) based on the average of the Firm Bids (disregarding the Administrative Agent’s most recent valuation). For each Disputed Collateral Loan for which there are two Firm Bids for the relevant date of determination, the Asset Value shall be recalculated as the higher of the two Firm Bids. For each Disputed Collateral Loan for which there is one Firm Bid or are no Firm Bids for the relevant date of determination, the Asset Value shall be Administrative Agent’s most recent valuation.

“Assigned Documents” has the meaning assigned to such term in Section 7.01(c).

“Assignment and Acceptance” means an Assignment and Acceptance in substantially the form of Exhibit D hereto, entered into by a Lender, an assignee, the Administrative Agent and, if applicable, the Borrower.
“Authorized Person(s)” has the meaning assigned to such term in Section 13.07(d)(i). “Automatic Commitment Reduction” has the meaning assigned to such term in Section
2.06(a)(ii).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Accrual Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bankruptcy Code” means the United States Bankruptcy Code.

“Base Rate” means, on any date, a fluctuating interest rate per annum equal to the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% or (c) the ~~LIBOR Rate~~Benchmark for a three-month period plus 1.0%. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of any Agent or any Lender. Interest calculated pursuant to clauses (a), (b) and (c) above will be determined based on a year of 360 days and actual days elapsed.

“Benchmark” means, initially, the Adjusted Eurodollar Rate; provided that if a replacement of an initial or subsequent Benchmark has occurred pursuant to Section 12.01(c), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor:
(1)For purposes of Section 12.01(c)(i), the first alternative set forth below that can be determined by the Administrative Agent:

(a)the sum of: (i) Term SOFR and (ii) the Benchmark Replacement Adjustment, or

(b)the sum of: (i) Daily Simple SOFR and (ii) the Benchmark Replacement Adjustment; and

(2)For purposes of Section 12.01(c)(ii), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for Dollar-denominated syndicated credit facilities at such time;
provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Facility Documents.
“Benchmark Replacement Adjustment” means (i) in the case of Term SOFR, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in Dollars and (ii) in the case of Daily Simple SOFR, the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of the LIBOR Rate with a SOFR-based rate having approximately the same length as the interest payment period specified in Section 12.01(c)(i) (which spread adjustment, for the avoidance of doubt, shall be 0.26161% (26.161 basis points)).
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Accrual Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Benchmark Replacement”, the formula, methodology or convention for applying the successor Floor to the successor Benchmark Replacement and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the

Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Facility Documents).
“Benchmark Transition Event” means, with respect to any then-current Benchmark other than the LIBOR Rate, the occurrence of one or more of the following events: a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, in a form as agreed to by the Administrative Agent.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Block Notice” has the meaning assigned to such term in Section 13.04(b).

“Borrower” has the meaning assigned to such term in the introduction to this Agreement. “Borrower Information” has the meaning assigned to such term in Section 12.09. “Borrowing” has the meaning assigned to such term in Section 2.01(c).
“Borrowing Base” means, at any date of determination, the least of:

(a)the Facility Amount minus the Unfunded Exposure Amount (net of the aggregate amount on deposit in the Unfunded Reserve Account), in each case, as of such date;

(b)(i) the aggregate sum of the product of (A) the applicable Advance Rate for each Eligible Collateral Loan as of such date and (B) the Borrowing Base Value of such Eligible Collateral Loan (less the portion, if any, of such Eligible Collateral Loan included in the Excess Concentration Amount as of such date), plus (ii) the Principal Proceeds and Eligible Investments made with Principal Proceeds on deposit in the Principal Collection Account as of such date, minus (iii) the Unfunded Exposure Amount (net of the aggregate amount on deposit in the Unfunded Reserve Account), in each case, as of such date; and

(c)(i) the aggregate Borrowing Base Value of all Eligible Collateral Loans as of such date (less the portion, if any, of such Eligible Collateral Loan included in the Excess Concentration Amount) minus (ii) the Minimum Equity Amount, plus (iii) the amount of Principal Proceeds and Eligible Investments made with Principal Proceeds on deposit in the Principal Collection Account as of such date, minus (iv) the Unfunded Exposure Amount (net of the aggregate amount on deposit in the Unfunded Reserve Account), in each case, as of such date.

"Collections” means all cash collections, distributions, payments or other amounts received, or to be received, by the Borrower from any Person in respect of any Collateral Loan constituting Collateral, including all principal, interest, fees, distributions, recoveries and redemption and withdrawal proceeds payable to the Borrower under or in connection with any such Collateral Loans and all Proceeds from any sale or disposition of any such Collateral Loans, but excluding (a) any Excluded Amounts, (b) any amounts received by the Borrower from an Obligor or any other party obligated to make payments in respect of such Collateral Loan following the sale of a Collateral Loan by the Borrower that the Borrower is required to pay to the purchaser of such Collateral Loan so long as such amounts are not included in the net proceeds reported to be received by the Borrower from such sale and (c) any amounts in respect of indemnities received by the Borrower but owing to parties other than the Borrower in accordance with the Related Documents for any Collateral Loan.

“Commitment” means, as to each Lender, the obligation of such Lender to make, on and subject to the terms and conditions hereof, Advances to the Borrower pursuant to Section 2.01(c) in an aggregate principal amount at any one time outstanding for such Lender up to but not exceeding the amount set forth opposite the name of such Lender on Schedule 1 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable, as such amount may be reduced from time to time pursuant to Section 2.06 or increased or reduced from time to time pursuant to assignments effected in accordance with Section 12.06(a).

“Commitment Fee” has the meaning assigned to such term in Section 2.12(a).

“Commitment Fee Rate” means, on any date of determination (x) prior October 4, 2021, (i) with respect to any Unused Amount up to an amount equal to 20% of the Facility Amount, 0.15% and (ii) with respect to any Unused Amount in excess of 20% of the Facility Amount, 0.50% and (y) on and after such date, (i) with the Unused Amount is less than or equal to 10% of the Facility Amount, 0.30%, (ii) if the Unused Amount is greater than 10% and less than or equal to 25% of the Facility Amount, 0.50% and (iii) if the Unused Amount is in excess of 25% of the Facility Amount, Applicable Margin.

“Commitment Termination Date” means the last day of the Reinvestment Period; provided that, if the Commitment Termination Date would otherwise not be a Business Day, then the Commitment Termination Date shall be the immediately succeeding Business Day.

“Concentration Limitations” means, as of any date of determination, the following limitations calculated (x) during the Ramp-Up Period, as a percentage of the Facility Amount and (y) after the Ramp-Up Period, as a percentage of the sum of (1) the Aggregate Principal Balance of the Eligible Collateral Loans owned (and, solely in relation to a proposed purchase of an Eligible Collateral Loan, proposed to be owned) by the Borrower and (2) the Principal Proceeds and Eligible Investments made with Principal Proceeds on deposit in the Principal Collection Account as of such date, and in each case in accordance with the procedures set forth in Section 1.04):

(a)not more than 3.0% consists of Collateral Loans of any one (1) Obligor (and Affiliates thereof), except that, without duplication, Collateral Loans issued by up to three (3) Obligors (and Affiliates thereof) may each constitute up to 5.0% each; provided that not more than 1.0% consists of Second Lien Loans of any one (1) Obligor (and Affiliates thereof);

(b)not more than 10.0% consists of Collateral Loans with Obligors in any one Moody’s Industry Classification, except that, without duplication, (i) Collateral Loans with Obligors in the Moody’s Industry Classification with the highest Aggregate Principal Balance may constitute up to 15.0% and (ii) Collateral Loans with Obligors in the Moody’s Industry

“Covered Accounts” means each of the Collection Account (including the Interest Collection Account and the Principal Collection Account therein), the Custodian Account and the Unfunded Reserve Account.

“Custodian” has the meaning assigned to such term in the introduction to this Agreement. “Custodian Account” has the meaning assigned to such term in Section 8.03.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible, then the Administrative Agent may establish another convention in its reasonable discretion in consultation with the Borrower.

“Data File” has the meaning specified in Section 8.09(a).

“Data Site” means an electronic password protected data site maintained by the Borrower (or by the Collateral Manager on behalf of Borrower) at Merrill Corporation, Intralinks, SyndTrak Online or any other similar electronic distribution system reasonably acceptable to the Administrative Agent.

“Default” means any event which, with the passage of time, the giving of notice, or both, would constitute an Event of Default.

“Default Rate” means a rate per annum equal to the rate of interest otherwise in effect pursuant to this Agreement (or, if no such rate is specified, the Base Rate) plus 2.00% per annum; provided that such additional margin shall not be applied pursuant to this definition in any case where it has already been applied pursuant to the definition of “Applicable Margin.”

“Defaulted Loan” means any Collateral Loan:

(a)with respect to which a default as to the payment of principal and/or interest has occurred and is continuing (without regard to any grace period applicable thereto, or waiver or forbearance thereof, after the passage (in the case of a default that in the Collateral Manager’s judgment, as certified to the Administrative Agent in writing, is not due to credit-related causes) of five (5) Business Days or seven (7) calendar days, whichever is greater, but in no case beyond the passage of any grace period applicable thereto);

(b)with respect to which a default known to the Collateral Manager as to the payment of principal and/or interest has occurred and is continuing with respect to another full recourse debt obligation of the same Obligor secured by the same collateral and which is senior to or pari passu with in right of payment to such Collateral Loan (without regard to any grace period applicable thereto, or waiver or forbearance thereof, after the passage (in the case of a default that in the Collateral Manager’s judgment, as certified to the Lender in writing, is not due to credit-related causes) of five (5) Business Days or seven (7) calendar days, whichever is greater, but in no case beyond the passage of any grace period applicable thereto);

(c)with respect to which the Obligor thereunder or others have instituted proceedings to have such Obligor adjudicated as bankrupt or insolvent or placed into receivership and such proceedings have not been stayed or dismissed or such Obligor has filed for protection under the Bankruptcy Code;

the Secretary of State for the State of Delaware a properly completed UCC financing statement that names the Borrower as debtor and the Collateral Agent as secured party and that describes such Collateral (which financing statement may have been previously filed) or any equivalent filing in any applicable jurisdiction; or
(g) in the case of each of clauses (a) through (f) above, such additional or alternative procedures as may hereafter become appropriate to perfect the security interest granted to the Collateral Agent hereunder in such items of the Collateral, consistent with Applicable Law.

In addition, the Collateral Manager on behalf of the Borrower will obtain any and all consents required by the Related Documents relating to any Instruments, accounts or general intangibles for the transfer of ownership and/or pledge hereunder (except to the extent that the requirement for such consent is rendered ineffective under Section 9-406 of the UCC).

“Determination Date” means, with respect to any Payment Date, the fifth (5th) Business Day prior to such Payment Date; provided that, with respect to the final Payment Date, the Determination Date shall be such Payment Date.

“Dispute Time” means, with respect to any Collateral Loan, if the Collateral Manager receives the notice of valuation from the Administrative Agent with respect to such Collateral Loan (a) prior to 10:00 a.m. on a Business Day, 5:00 p.m. on such Business Day or (b) at or after 10:00 a.m. on a Business Day, noon on the next Business Day.

“Disputed Collateral Loan” has the meaning assigned to such term in the definition of “Asset
Value.”

“Disruption Event” means the occurrence of any of the following: (a) any Lender shall have notified the Administrative Agent of a determination by such Lender that it would be contrary to Law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain Dollars to fund any Advance, (b) the Administrative Agent shall have notified the Borrower, the Collateral Manager and each Lender of the inability, for any reason, to determine the ~~Adjusted Eurodollar Rate~~Benchmark, (c) the Required Lenders shall have notified the Administrative Agent and the Collateral Manager of a determination by such Lenders that the rate at which deposits of Dollars are being offered to such Lenders does not accurately reflect the cost to such Lenders of making, funding or maintaining any Advance or (d) any Lender shall have notified the Administrative Agent of the inability of such Lender to obtain Dollars to make, fund or maintain any Advance.

“Diversity Score” means, as of any day, a single number that indicates Collateral Loan concentration in terms of both Obligor and industry concentration, calculated as set forth in Schedule 10 hereto, as such diversity scores shall be updated at the option of the Administrative Agent if Moody’s publishes revised criteria.

“Dollars”, “USD” and “$” mean lawful money of the United States of America.

“Due Date” means each date on which any payment is due on a Collateral Loan in accordance with its terms.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business

Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election” means, the occurrence of the following:

(1)a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities in the U.S. syndicated loan market at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)the joint election by the Administrative Agent and the Borrower to change the LIBOR Rate to the Benchmark Replacement and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Eligible Collateral Loan” means a Collateral Loan that (1) has been approved by the Administrative Agent prior to the acquisition thereof by the Borrower and (2) satisfies each of the following eligibility requirements on any date of determination (unless otherwise expressly waived by the Administrative Agent on a case-by-case basis):

(a)is a First Lien Loan or a Second Lien Loan;
(b)is denominated and payable in USD and does not permit the currency in which such loan is payable or the place of payment to be changed;
(c)the Primary Obligor with respect to such Collateral Loan is organized or incorporated in the United States (or any state thereof);
(d)~~[reserved]~~no related Obligor is a Sanctioned Person;
(e)it has an original term to maturity of (i) if such Collateral Loan is a First Lien Loan, not more than 7.25 years or (ii) if such Collateral Loan is a Second Lien Loan, not more than 8.0 years;
(f)on the date it was acquired by the Borrower, has a Moody’s Rating of greater than or equal to “Caa2” or an S&P Rating of greater than or equal to “CCC” (based on tranche rating not corporate family rating);
(g)if it is a PIK Loan, it provides for a minimum cash spread of at least 2.50%;
(h)was acquired for a Purchase Price at least equal to the lesser of (i) 80% of its Principal Balance or (ii) 90% of the S&P/LSTA Leveraged Loan Index, in each case, unless otherwise agreed to in writing by the Administrative Agent;
(i)has a Tranche Size of (i) if such Collateral Loan is a First Lien Loan, at least
$250,000,000 or (ii) if such Collateral Loan is a Second Lien Loan, at least $100,000,000, in each case, on the date such Collateral Loan is purchased by the Borrower;
(j)on the date it was acquired by the Borrower, has at least two (2) bid quotations from a nationally recognized independent dealer in the related loan as reported by an independent nationally recognized pricing service; unless otherwise expressly waived by the Administrative Agent;
(k)is not an obligation (other than a Delayed Drawdown Collateral Loan or a Revolving Collateral Loan) pursuant to which any future advances or payments to the Obligor may be required to be made by the Borrower and will not result in the imposition of any other present or future, actual or contingent, monetary liabilities or obligations;
(l)on the date it was acquired by the Borrower, is not a Defaulted Loan;
(m)the related Obligor on the Collateral Loan is not insolvent, is not the subject of an Insolvency Event, and there are no proceedings pending (or, to the actual knowledge of any

(c)the filing pursuant to Section 412(c) of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan;

(d)a determination that any Plan is, or is expected to be, in “at risk” status within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA;

(e)the incurrence by the Borrower or any member of its ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan;

(f)(1) the receipt by the Borrower or any member of its ERISA Group from the PBGC of a notice of determination that the PBGC intends to seek termination of any Plan or to have a trustee appointed for any Plan, or (2) the filing by the Borrower or any member of its ERISA Group of a notice of intent to terminate any Plan;

(g)the incurrence by the Borrower or any member of its ERISA Group of any liability (1) with respect to a Plan pursuant to Sections 4063 and 4064 of ERISA, (2) with respect to a facility closing pursuant to Section 4062(e) of ERISA, or (3) with respect to the withdrawal or partial withdrawal from any Multiemployer Plan;

(h)the receipt by the Borrower or any member of its ERISA Group of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered status or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA or is or is expected to be insolvent or in terminated within the meaning of Title IV of ERISA; or

(i)the failure of the Borrower or any member of its ERISA Group to make any required contribution to a Multiemployer Plan.

“ERISA Group” means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b), (c),
(m)or (o) of the Code with the Borrower.

“Erroneous Payment” has the meaning specified in Section 11.07(a).

“Errors” has the meaning specified in Section 14.08(c).

“Eurocurrency Liabilities” is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Reserve Percentage” means, for any period, the percentage, if any, applicable during such period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any basic, emergency, supplemental, marginal or other reserve requirements) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term of one month.

“Event of Default” has the meaning assigned to such term in Section 6.01.

“Excess Concentration Amount” means, at any time in respect of which any one or more of the Concentration Limitations are exceeded, an amount equal to the sum of the portions (calculated without duplication) of each Collateral Loan that cause such Concentration Limitations to be exceeded, as calculated by the Collateral Manager and certified to as required hereunder.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Excluded Amounts” means any amounts received in the Collection Account with respect to any Collateral, which amounts are attributable to (i) any interest or fees (including origination, agency, structuring, management or other up-front fees) that are for the account of the applicable Person from whom the Borrower purchased such Collateral Loan or (ii) amounts deposited into the Collection Account in error; provided, that any such amounts shall be Excluded Amounts only to the extent that such amounts are in excess of the principal and interest then due in respect of such Collateral, except with respect to the amounts described in clause (ii) of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party (a) Taxes imposed on or measured by net income (however denominated), or that are franchise Taxes or branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Secured Party is organized or in which its principal office is located, or in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Commitment or Advance pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Commitment or Advance (other than pursuant to an assignment request by the Borrower under Sections 2.16) or (ii) such Lender designates a new lending office, except in each case to the extent that, pursuant to Section 12.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Secured Party’s failure to comply with Section 12.03(f), and (d) U.S. federal withholding Taxes imposed by FATCA.

“Facility Amount” means during the Reinvestment Period, $500,000,000 (or such higher amount up to $550,000,000 as requested by the Borrower or the Collateral Manager (on behalf of the Borrower) and agreed to by the Administrative Agent in its sole discretion) (as such amount may be reduced from time to time pursuant to Section 2.06 or increased from time to time as agreed to by the Borrower, the Lenders, the Collateral Manager and the Administrative Agent); provided that following the Commitment Termination Date, the Facility Amount will equal the Advances Outstanding as of the applicable date of determination.

“Facility Documents” means this Agreement, the Notes, the Account Control Agreement, the Administrative Agent Fee Letter, the Collateral Administration and Agency Fee Letter, the LLC Agreement and any other security agreements and other instruments entered into or delivered by or on behalf of the Borrower in favor of the Administrative Agent or any Lender from time to time pursuant to this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended versions of Sections 1471 through 1474 of the Code that are substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and an applicable intergovernmental agreement implementing any of the foregoing.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Final Maturity Date” means the earliest to occur of (i) the date on which the Borrower (or the Collateral Manager on its behalf) reduces the Facility Amount in full pursuant to Section 2.06(b); (ii) the second anniversary of the Commitment Termination Date; and (iii) the date on which the Commitments are terminated pursuant to Section 6.02(a); provided, that, in the case of the foregoing clauses (i) and (ii), if such day is not a Business Day, then the Final Maturity Date shall be the next succeeding Business Day.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC. “Financial Conduct Authority” has the meaning specified in Section 12.01(c)(vi).
“Firm Bid” means with respect to any Collateral Loan, a good and irrevocable bid for value, to purchase the par amount of such Collateral Loan, expressed as a percentage of the par amount of such Collateral Loan and exclusive of accrued interest and premium, for scheduled settlement substantially in accordance with the then-current market practice in the principal market for such Collateral Loan, as determined by the Administrative Agent, submitted as of 11:00 a.m. on the date of determination or as soon as practicable thereafter.

“First Lien Loan” means any Collateral Loan that meets the following criteria: (i) is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation for borrowed money of the obligor of such loan; (ii) is secured by a valid first-priority perfected Lien in, to or on specified collateral securing the Obligor’s obligations under such Collateral Loan (whether or not such Collateral Loan is also secured by any lower priority Lien on other collateral) subject to customary Liens; (iii) is secured, pursuant to such first-priority perfected Lien, by collateral having a value (determined in good faith by the Collateral Manager in accordance with the Collateral Management Standard) not less than the outstanding Principal Balance of such Collateral Loan plus the aggregate outstanding Principal Balances of all other loans of equal seniority secured by a first Lien in the same collateral and (iv) is not a loan which is secured solely or primarily by the common stock of its Obligor or any of its Affiliates.

The determination as to whether clause (iii) of this definition is satisfied shall be based on the Collateral Manager’s good faith judgment at the time the Collateral Loan is acquired by the Borrower (which value may include an assessment of the Obligor’s cash flow, enterprise value, general financial condition and other attributes). The limitation set forth in clause (iv) above shall not apply with respect to a Collateral Loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a Lien on its own property would (1) in the case of a subsidiary that is not part of the same consolidated group as such parent entity for U.S. federal income tax purposes, result in a deemed dividend by such subsidiary to such parent entity for such tax purposes, (2) violate Law applicable to such subsidiary (whether the obligation secured is such Collateral Loan or any other similar type of indebtedness owing to third parties) or (3) cause such subsidiary to suffer adverse economic consequences under capital adequacy, liquidity coverage or other similar rules, in each case, so long as (x) such subsidiary does not have any indebtedness (other than current accounts payable in the ordinary course of business, capitalized leases or other similar indebtedness payable in the ordinary course of business) or the Related Documents limit the incurrence of indebtedness by such subsidiary and (y) the aggregate amount of all such indebtedness is not material relative to the aggregate value of the assets of such subsidiary.

“Fixed Rate Obligation” means any Collateral Loan that bears a fixed rate of interest.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the initial Benchmark provided for hereunder.

“Floor Obligation” means, as of any date:

(a)a Collateral Loan (i) for which the Related Documents provides for a London interbank offered rate option and that such London interbank offered rate is calculated as the greater of a specified “floor” rate per annum and the London interbank offered rate for the applicable interest period and (ii) that, as of such date, bears interest based on such London interbank offered rate option, but only if as of such date the London interbank offered rate for the applicable interest period is less than such floor rate; and

(b)a Collateral Loan (i) for which the Related Documents provides for a base or prime rate option and such base or prime rate is calculated as the greater of a specified “floor” rate per annum and the base or prime rate for the applicable interest period and (ii) that, as of such date, bears interest based on such base or prime rate option, but only if as of such date the base or prime rate for the applicable interest period is less than such floor rate.

“Fundamental Amendment” means any amendment, modification, waiver or supplement of or to this Agreement that would (as determined by the Required Lenders) (a) increase or extend the term of the Commitments or change the Final Maturity Date, (b) extend the date fixed for the payment of principal of or interest on any Advance or any fee hereunder, (c) reduce the amount of any scheduled payment of principal or the amount of any other payment due to any Lender, (d) reduce the rate at which interest is payable thereon or any fee is payable hereunder (other than any waiver or rescission of the Default Rate),
(e) release any material portion of the Collateral, except in connection with dispositions expressly permitted hereunder, (f) alter the terms of Section 9.01 or Section 12.01(b) or, for purposes of Sections
9.01or 12.01(b), alter any defined term or alter any other provision of this Agreement to the extent such alteration would alter the order of application of proceeds or the pro rata sharing of payments required thereby, (g) modify the definitions of the terms “Required Lenders” or “Fundamental Amendment” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof or (h) extend the Reinvestment Period.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, administrative tribunal, central bank, public office, court, arbitration or mediation panel, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government, including the SEC, the stock exchanges, any federal, state, territorial, county, municipal or other government or governmental agency, arbitrator, board, body, branch, bureau, commission, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign.

“Governmental Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Governmental Authorities.

“Governmental Filings” means all filings, including franchise and similar tax filings, and the payment of all fees, assessments, interests and penalties associated with such filings with all Governmental Authorities.

“IBA” has the meaning specified in Section 12.01(c)(vi).

“Incurrence Covenant” means a covenant by any Obligor to comply with one or more financial covenants only upon the occurrence of certain actions of such Obligor, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

“Indebtedness” means, with respect to any Person and without duplication, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of Property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (c) all obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person, (d) all liabilities secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any Property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, which shall be valued at the lesser of the amount of Indebtedness secured or the lesser of the book or fair market value of the Collateral, and (e) all guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (d) above. The amount of any Indebtedness under clause (d) shall be equal to the lesser of (A) the stated amount of the relevant obligations and (B) the fair market value of the Property subject to the relevant Lien. The amount of any Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Party” has the meaning assigned to such term in Section 12.04(b). “Independent Accountants” has the meaning assigned to such term in Section 8.11(a).
“Independent Manager” means an independent manager or director who is provided by Stewart Management Company, CT Corporation, Puglisi & Associates, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Lord Securities Corporation, Citadel SPV or, if none of those companies is then providing professional Independent Managers, another nationally recognized company reasonably approved by the Administrative Agent, in each case that is not an Affiliate of the Borrower or the Collateral Manager and that provides professional Independent Managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Manager and is not, and has never been, and will not while serving as Independent Manager be, any of the following: (a) a member, partner, equityholder, manager, director, officer or employee of the Borrower or any of its equityholders, the Collateral Manager or Affiliates (other than as subsequent Payment Date, the period from and including the preceding Payment Date to but excluding such Payment Date; provided, that the final Interest Accrual Period hereunder shall end on and exclude the day of the Payment in Full of the Advances hereunder.
“Interest Collection Account” has the meaning assigned to such term in Section 8.02(a). “Interest Proceeds” means, with respect to any Collection Period or the related Determination
Date, without duplication, the sum of:

(a)all payments of interest and other income received by the Borrower during such Collection Period on the Collateral Loans (including interest and other income received on Ineligible Collateral Loans and the accrued interest received in connection with a sale of any such Collateral Loan during such Collection Period), less any such amount that represents Principal Financed Accrued Interest;
(b)all principal and interest payments received by the Borrower during such Collection Period on Eligible Investments purchased with Interest Proceeds;
(c)all amendment and waiver fees, late payment fees (including compensation for delayed settlement or trades but not including any fees related to the extension of maturity), and all protection fees and other fees and commissions received by the Borrower during such Collection Period unless the Collateral Manager has determined in its commercially reasonable discretion (and notified the Administrative Agent, the Collateral Administrator and the Collateral Agent) that such payments are to be treated as Principal Proceeds; and
(d)commitment fees, facility fees, anniversary fees, ticking fees and other similar fees received by the Borrower during such Collection Period unless the Collateral Manager has determined in its commercially reasonable discretion (and notified the Administrative Agent, the Collateral Administrator and the Collateral Agent) that such payments are to be treated as Principal Proceeds.

Any amounts received in respect of any Defaulted Loan will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all Collections in respect of such Defaulted Loan since it became a Defaulted Loan equals the outstanding principal balance of such Collateral Loan at the time it became a Defaulted Loan; thereafter, any such amounts will constitute Interest Proceeds.

“Interest Rate” means, for each day during any Interest Accrual Period and for each Advance outstanding, the ~~Adjusted Eurodollar Rate~~Benchmark for such Interest Accrual Period plus the Applicable Margin; provided that if a Disruption Event has occurred and is continuing or an Event of Default has occurred (and has not otherwise been waived by the Lenders pursuant to the terms hereof), “Interest Rate” means the Base Rate plus the Applicable Margin.

“Investment Advisory Agreement” means the Investment Advisory and Management Agreement, dated as of December 6, 2019, by and between the Equityholder and the Advisor.

“Investment Company Act” means the Investment Company Act of 1940 and the rules and regulations promulgated thereunder.

“Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, treaty, rule of public policy, settlement agreement, statute, or writ, of any Governmental Authority, or any particular section, part or provision thereof.

security interest under, engaged in any other transaction pursuant to or enforced its rights under this Agreement, the Notes or any other Facility Document or sold or assigned an interest in any Collateral Loan or Facility Document).

“Other Taxes” has the meaning assigned to such term in Section 12.03(b).

“Paid in Full” or “Payment in Full” means, with respect to any Obligations (a) the payment in full in cash of all such Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and (b) the termination or expiration of all of the Commitments.

“Participant” means any bank or other Person to whom a participation is sold as permitted by Section 12.06(c).
“Participant Register” has the meaning assigned to such term in Section 12.06(c)(ii). “Participation Interest” means a participation interest in a loan, debt obligation or other obligation that satisfies each of the following criteria: (i) such loan would constitute a Collateral Loan were it acquired directly, (ii) the seller of the participation is the lender on the loan, (iii) the aggregate participation in the loan does not exceed the principal amount or commitment of such loan, (iv) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the seller holds in the loan or commitment that is the subject of the participation, (v) the entire purchase price for such participation is paid in full at the time of its acquisition (or, in the case of a participation in a Revolving Collateral Loan or Delayed Drawdown Collateral Loan, at the time of the funding of such loan), (vi) the participation provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation and (vii) such participation is documented under a Loan Syndications and Trading Association, Loan Market Association or similar agreement standard for loan participation transactions among institutional market participants. For the avoidance of doubt, a Participation Interest shall not include a sub-participation interest in any loan.

“Payment Date” means the 15th day of each March, June, September and December, beginning in March 2020 and if such day is not a Business Day, the next succeeding Business Day. The Final Maturity Date shall also be a Payment Date.

“Payment Date Report” has the meaning specified in Section 8.09(b). “Payment Notice” has the meaning specified in Section 11.07(a).
“PBGC” means the Pension Benefit Guaranty Corporation, established pursuant to Section 4002 of ERISA, or any successor agency or entity performing substantially the same functions.

“Percentage” of any Lender means, (a) with respect to any Lender party hereto on the date hereof, the percentage set forth opposite such Lender’s name on Schedule 1 hereto, as such amount is reduced by any Assignment and Acceptance entered into by such Lender with an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor, or (b) with respect to a Lender that has become a party hereto pursuant to an Assignment and Acceptance, the percentage set forth therein as such Lender’s Percentage, as such amount is reduced by an Assignment and Acceptance entered into between such Lender and an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor.

“Permitted Liens” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens created in favor of the Collateral Agent hereunder or under the other Facility Documents for the benefit of the Secured Parties; (b) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person; (c) with respect to agented Collateral Loans, security interests, liens and other encumbrances in favor of the lead agent, the collateral agent or the paying agent on behalf of all holders of indebtedness of the related Obligor under the related facility; and (d) any security interests, liens and other rights or encumbrances granted under any governing documents or other agreement between or among or binding upon the Borrower as the holder of equity in an Obligor.

“Person” means an individual or a corporation (including a business trust), partnership, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.

“PIK Loan” means a Collateral Loan that permits the Obligor thereon to defer or capitalize any portion of the accrued interest thereon.

“Plan” means an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to the provisions of Title IV of ERISA or the minimum funding standards under Section 412 of the Code that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Plan Assets Regulation” means the U.S. Department of Labor regulation at 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA.

“Potential Terminated Lender” has the meaning specified in Section 2.16(a).

“Predecessor Collateral Manager Work Product” has the meaning specified in Section 14.08(c). “Prepayment Fee” has the meaning assigned to such term in Section 2.12(b).
“Prepayment Fee Rate” means (i) from the Closing Date to (and excluding) the twelve-month anniversary of the Closing Date, 0.75%, (ii) from (and including) the twelve-month anniversary of the Closing Date to (and excluding) the twenty-four-month anniversary of the Closing Date, 0.50% and (iii) from (and including) the twenty-four-month anniversary of the Closing Date to (and including) the Commitment Termination Date, (a) so long as the resulting Facility Amount remains greater than or equal to $300,000,000, 0.0% or (b) otherwise, 0.25%.

“Primary Obligor” means, with respect to a Collateral Loan, the person who is primarily obligated to repay such Collateral Loan (including, if applicable, a guarantor thereof), and whose assets or cash flow are principally relied upon by the Borrower at the time such Collateral Loan was originated or purchased by the Borrower as the source of repayment of such Collateral Loan.

“Prime Rate” means the rate announced by Citibank from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Citibank in connection with extensions of credit to debtors.

the Borrower in respect thereof accruing after the applicable Borrowing Date and all liquidation proceeds thereof;

(b)all Liens, guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness;

(c)all Collections with respect to such Collateral Loan and any of the foregoing;

(d)any guarantees or similar credit enhancement for an Obligor’s obligations under any Collateral Loan, all UCC financing statements or other filings relating thereto, including all rights and remedies, if any, against any Related Security, including all amounts due and to become due to the Borrower thereunder and all rights, remedies, powers, privileges and claims of the Borrower thereunder (whether arising pursuant to the terms of such agreement or otherwise available to the Borrower at law or in equity);

(e)all records and Related Documents with respect to such Collateral Loan and any of the foregoing; and

(f)all recoveries and proceeds of the foregoing.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Replacement Lender” has the meaning assigned to such term in Section 2.16(a). “Requested Amount” has the meaning assigned to such term in Section 2.02(c).
“Required Lenders” means, as of any date of determination, (a) any Lender Affiliated with the Administrative Agent if such Lender holds aggregate principal amount of Advances Outstanding plus unused Commitments equal or exceed 25% of the aggregate amount of the Commitments (used and unused) or, if the Commitments have expired or been terminated or otherwise reduced to zero, Lenders holds aggregate principal amount of Advances Outstanding equal or exceed 25% of the aggregate principal amount of all Advances Outstanding and (b) Lenders (including Lenders specified in clause (a)) whose aggregate principal amount of Advances Outstanding plus unused Commitments equal or exceed 50% of the aggregate amount of the Commitments (used and unused) or, if the Commitments have expired or been terminated or otherwise reduced to zero, Lenders whose aggregate principal amount of Advances Outstanding equal or exceed 50% of the aggregate principal amount of all Advances Outstanding; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders any Advances owing to such Defaulting Lender and such Defaulting Lender’s unfunded Commitments.

“Required Loan Documents” means, for each Collateral Loan:

(a)an executed copy of the assignment from the prior owner to the Borrower, if applicable, for such Collateral Loan;

(b)(i) the original executed promissory note or, in the case of a lost note, a copy of the executed underlying promissory note accompanied by an original executed affidavit and indemnity endorsed by the Borrower in blank (and an unbroken chain of endorsements from each the Obligor’s obligations under such loan and otherwise satisfies the requirements of the definition of First Lien Loan, then such loan shall be deemed to be a First Lien Loan for the purposes of this Agreement;
(c)is secured, pursuant to such second priority perfected Lien, by collateral having a value (determined as set forth below) not less than the outstanding principal balance of such loan plus the aggregate outstanding principal balances of all other loans of equal or higher seniority secured by a first or second Lien in the same collateral; and
(d)is not a loan which is secured solely or primarily by the common stock of its Obligor or any of its Affiliates.

The determination as to whether clause (c) of this definition is satisfied shall be based on the Collateral Manager’s good faith judgment at the time the loan is acquired by the Borrower (which value may include an assessment of the Obligor’s cash flow, enterprise value, general financial condition and other attributes).

“Secured Parties” means the Administrative Agent, the Custodian, the Collateral Administrator, the Collateral Agent, the Securities Intermediary and the Lenders.
“Secured Party Representative” has the meaning assigned to such term in Section 12.09. “Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, all as from time to time in effect.

“Securities Intermediary” has the meaning assigned to it in Section 8-102(a)(14) of the UCC. Initially, the Securities Intermediary shall be Citi Agency & Trust.

“Security Entitlement” has the meaning specified in Section 8-102(a)(17) of the UCC.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“Solvent” as to any Person means that such Person is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code or Section 271 of the New York Debtor and Creditor Law.

“Structured Finance Obligation” means any debt obligation owing by a special purpose finance vehicle that is secured directly and primarily by, primarily referenced to, and/or primarily representing ownership of, a pool of receivables or a pool of other assets, including collateralized debt obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, “future flow” receivable transactions and other similar obligations; provided that asset based lending facilities, loans to financial service companies, factoring businesses, health care providers and other genuine operating businesses do not constitute Structured Finance Obligations.
“Sub-Advisor” means OFS Capital Management, LLC, a Delaware limited liability company. “Sub-Advisory Agreement” means the Sub-Advisory Agreement, dated as of December 6, 2019, by and between the Advisor and the Sub-Advisor.

“Subsidiary” means any Person with respect to which the Borrower or the Equityholder, as the case may be, owns, directly or indirectly, more than 50% of the Equity Securities of such Person.

“Successor Collateral Manager” has the meaning specified in Section 14.08(a).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Terminated Lender” has the meaning specified in Section 2.16(b).

“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Tranche Size” means, in respect of any Collateral Loan, the aggregate principal amount of all of the borrowing facilities available to the Obligor under the terms of the relevant Underlying Loan Agreement as of the original effective date of the Underlying Loan Agreement. For purposes of determining the Tranche Size in respect of any Collateral Loan: (1) for Collateral Loans that are, in accordance with then-prevailing market practice, typically bought and sold together, the respective aggregate principal amount of the borrowing facilities available to the Obligor under the facilities evidenced by the relevant Underlying Loan Agreement shall be aggregated (and, for the avoidance of doubt, the respective aggregate principal amounts of all revolving facilities, term loan “A” tranches, term loan “B” tranches and similar loan tranches issued under a single credit agreement shall be aggregated);
(2)the respective principal amounts of lines of credit and delayed draws that, in accordance with then-prevailing market practice, trade with any Collateral Loan shall be aggregated; and (3) the respective principal amount of any borrowing facilities that are, under then prevailing market practice, considered add-on facilities in respect of any Collateral Loan shall be aggregated with the principal amount of such Collateral Loan; provided that, in the case of clauses (1), (2) and (3) above, such facilities are pari passu in terms of repayment seniority and, with respect to appropriate price adjustments, buyers are typically indifferent between such facilities.

“UCC” means the New York Uniform Commercial Code; provided that if, by reason of any mandatory provisions of Law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Collateral Agent pursuant to this Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States of America other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uncertificated Security” has the meaning specified in Section 8-102(a)(18) of the UCC.

“Underlying Loan Agreement” means, with respect to any Collateral Loan, the document or documents evidencing the commercial loan agreement or facility pursuant to which such Collateral Loan is made.

“Underlying Note” means one or more promissory notes, if any, executed by an Obligor evidencing a Collateral Loan.

“Unfunded Exposure Amount” means on any date of determination, with respect to any Delayed Drawdown Collateral Loans and Revolving Collateral Loans, the aggregate amount (without duplication) of all (a) unfunded commitments and (b) all standby or contingent commitments of the Borrower pursuant to such Collateral Loan.

“Unfunded Reserve Account” has the meaning specified in Section 8.05. “Unfunded Reserve Account Shortfall” has the meaning specified in Section 2.01.
“Unfunded Reserve Required Amount” means an amount equal to the aggregate sum of:

(a)with respect to each Delayed Drawdown Collateral Loan included in the Collateral:

(i)the aggregate sum of the unfunded commitments of the Borrower in respect of all such Delayed Drawdown Collateral Loans, minus

(ii)the aggregate sum of the unfunded commitments of the Borrower in respect of each such Delayed Drawdown Collateral Loan included in the Collateral times the Original Asset Value of such Delayed Drawdown Collateral Loan (expressed as percentage of par) times the Advance Rate then in effect for such Delayed Drawdown Collateral Loan; plus

(b)with respect to each Revolving Collateral Loan included in the Collateral:

(i)the aggregate sum of the unfunded commitments of the Borrower in respect of all such Revolving Collateral Loans, minus

(ii)the aggregate sum of the unfunded commitments of the Borrower in respect of each such Revolving Collateral Loan included in the Collateral times the Original Asset Value of such Revolving Collateral Loan (expressed as percentage of par) times the Advance Rate then in effect for such Revolving Collateral Loan;

provided that after the Commitment Termination Date, the Unfunded Reserve Required Amount shall equal the Unfunded Exposure Amount.

“Unintended Recipient” has the meaning specified in Section 11.07(a).

“Unused Amount” means, for any day, an amount equal to the excess, if any, of (a) the Facility Amount on such day over (b) the Advances Outstanding on such day.

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956 and the applicable rules and regulations thereunder.

“Warrant Asset” means any equity purchase warrants or similar rights convertible into or exchangeable or exercisable for any equity interests received by the Borrower as an “equity kicker” from the Obligor in connection with a Collateral Loan; provided such Warrant Asset was received by the Borrower in lieu of debts previously contracted with respect to such Collateral Loan.

“Weighted Average Moody’s Rating Factor” means, as of any date of determination with respect to all Eligible Collateral Loans, the number (rounded up to the nearest whole number) determined by:

or credit extended by, any Affected Person (except any such reserve requirement reflected in the ~~Adjusted Eurodollar Rate~~Benchmark);

(ii)subject any Secured Party to any Taxes (other than (A) Non-Excluded Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Affected Person or the London interbank market any other condition, cost or expense, affecting this Agreement or Advances made by such Affected Person by reference to the LIBOR Rate or any participation therein;

and the result of any of the foregoing shall be to increase the cost to any Affected Person of making, continuing, converting into or maintaining any Advance (or of maintaining its obligation to make any Advance) or to increase the cost to, or to reduce the amount of any payment (whether of principal, interest, fees, compensation or otherwise) or sum received or receivable by, such Affected Person hereunder (whether of principal, interest, fees, compensation or otherwise), then the Borrower will pay to such Affected Person from time to time after receipt of a written demand by a Responsible Officer of such Affected Person in Dollars, such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered within ten (10) days of receipt of such demand. If a Lender requests compensation by the Borrower under this Section 2.09, the Borrower may, by notice to such Lender, suspend the obligation of such Lender to make or continue Advances by reference to the LIBOR Rate, until the event or condition giving rise to such request ceases to be in effect (in which case (x) all Advances of such Lender shall be made or continued by reference to the Base Rate and (y) such Lender shall have no obligation to make any Advances by reference to the LIBOR Rate); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(b)Capital Requirements. If any Affected Person determines that any Change in Law regarding capital or liquidity requirements has or would have (but for the operation of this Section 2.09) the effect of reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, as a consequence of this Agreement (or arising in connection herewith) or the Advances made by such Affected Person to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy or liquidity coverage) by an amount deemed to be material by such Affected Person, then from time to time after demand by such Affected Person, the Borrower will pay to such Affected Person in Dollars, such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such reduction suffered or charge imposed on the next Payment Date following such receipt of such demand.

(c)Liquidity Support. If as a result of any event or circumstance similar to those described in clause (a) or (b) of this Section 2.09, any Affected Person is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Person in connection with this Agreement or the funding or maintenance of Advances hereunder, then the Borrower shall pay to such Affected Person such additional amount or amounts as may be necessary to reimburse such Affected Person for any amounts payable or paid by it.

(d)[Reserved].

detailed calculation of such amounts and a description of the basis for requesting such amounts) shall be conclusive in the absence of manifest error.

Section 2.11.    Illegality; Inability to Determine Rates

(a)Notwithstanding any other provision in this Agreement, in the event of a Disruption Event, then the affected Lender shall promptly notify the Agents and the Borrower thereof, and such Lender’s obligation to make or maintain Advances hereunder based on the ~~Adjusted Eurodollar Rate~~Benchmark shall be suspended until such time as such Lender may again make and maintain Advances based on the ~~Adjusted Eurodollar Rate~~Benchmark.

(b)Upon the occurrence of any event giving rise to a Lender’s suspending its obligation to make or maintain Advances based on the ~~Adjusted Eurodollar Rate~~Benchmark pursuant to Section 2.11(a), such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would enable such Lender to again make and maintain Advances based on the ~~Adjusted Eurodollar Rate~~Benchmark; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

(c)If, prior to the first day of any Interest Accrual Period or prior to the date of any Advance, as applicable, either (i) the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for the applicable Advances, or (ii) the Required Lenders determine and notify the Administrative Agent that the ~~Adjusted Eurodollar Rate~~Benchmark with respect to such Advances does not adequately and fairly reflect the cost to such Lenders of funding such Advances, the Administrative Agent will promptly so notify the Borrower, the Collateral Agent and each Lender. Thereafter, the obligation of the Lenders to make or maintain Advances based on the ~~Adjusted Eurodollar Rate~~Benchmark shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.

(d)Upon receipt of any notice described in Section 2.11(a) or (c), the Borrower may revoke any pending request for the making or continuation of an Advance based on the ~~Adjusted Eurodollar Rate~~Benchmark or, failing that, will be deemed to have converted such request into a request for an Advance based on the Base Rate.

(e)If the LIBOR Rate is not available or published on a current basis and such circumstances are unlikely to be temporary or the administrator of ICE LIBOR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which such LIBOR Rate shall no longer be made available, the Administrative Agent and the Borrower shall cooperate in good faith to amend this Agreement to replace the LIBOR Rate with an alternative floating reference rate that is generally used in U.S. credit markets for similar types of credit facilities and make such other related changes to this Agreement as the Administrative Agent and the Borrower may mutually determine to be appropriate; provided that the Administrative Agent shall not charge any amendment fee in connection with an amendment to this Agreement under this Section 2.11(e).

Section 2.12.    Fees

(a)    Commitment Fee. On each Payment Date, the Borrower shall pay to the Administrative Agent (for the account of the Lenders on a pro rata basis) a commitment fee (a “Commitment Fee”) in an

(C) from time to time such additional information regarding the Collateral (including reasonably detailed calculations of the Coverage Tests and the Collateral Quality Test) as the Required Lenders (through the Administrative Agent) may reasonably request in writing.

(ii) The Collateral Manager shall provide to the Collateral Administrator any information that the Collateral Manager is expressly required to provide to the Collateral Administrator under this Agreement in connection with the Collateral Administrator’s preparation of each Monthly Report or Payment Date Report and any other information that the Collateral Administrator may reasonably require in connection with the Collateral Administrator’s preparation of each Monthly Report or Payment Date Report.

(c)Notice of Default. Within five (5) Business Days after a Responsible Officer of the Collateral Manager or the Equityholder obtains actual knowledge of the occurrence and continuance of any (A) Default or (B) Event of Default, the Collateral Manager shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Collateral Manager setting forth the details thereof and the action which the Collateral Manager is taking or proposes to take with respect thereto; provided that the Collateral Manager shall not be obligated to deliver such certificate to the extent that a Responsible Officer of the Borrower delivers a certificate with respect to such Default or Event of Default pursuant to Section 5.01(d)(iii).

(d)Access to Records and Documents. It shall permit the Administrative Agent (or any Person designated by the Administrative Agent, subject to delivery of standard confidentiality agreements) to, upon reasonable advance notice and during normal business hours, visit and inspect and make copies thereof at reasonable intervals (i) its books, records and accounts relating to its business, financial condition, operations, assets and its performance under the Facility Documents and the Related Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, and (ii) all of its Related Documents, in each case as often as the Administrative Agent may reasonably request; provided that so long as no Event of Default has occurred, the Borrower shall be responsible for all costs and expenses for only one such visit per fiscal year by the Administrative Agent or its respective designees; provided, further, that an officer or employee of the Collateral Manager shall have the opportunity to be present at any discussion between the Administrative Agent, any Lender or any other Person designated by the Administrative Agent, on the one hand, and the Collateral Manager’s accountants, on the other hand. Any Lender shall be permitted to accompany the Administrative Agent in such visit.

(e)[Reserved].

(f)Collections. The Collateral Manager shall direct any agent or administrative agent for any Collateral Loan to remit all payments and collections with respect to such Collateral Loan and, if applicable, to direct the Obligor with respect to such Collateral Loan to remit all such payments and collections with respect to such Collateral Loan directly to the Collection Account. The Collateral Manager shall promptly identify any collections received as being on account of Interest Collections or Principal Collections and shall transfer, or cause to be transferred, all Collections received to the appropriate Collection Account within two Business Days after such Collections are received.

(g)Sanctions; Anti-Corruption Laws; and Anti-Money Laundering Laws. It shall comply with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws and shall maintain policies and procedures reasonably designed to ensure compliance therewith. It shall ensure that it does not cause the

Section 11.06. Merger, Conversion, Consolidation or Succession to Business of Agents

Any organization or entity into which any Agent may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which such Agent shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of such Agent, shall be the successor of such Agent hereunder, without the execution or filing of any document or any further act on the part of any of the parties hereto.

Section 11.07. Erroneous Payments
(a)(i) If the Administrative Agent notifies a Lender, Secured Party or other recipient that the Administrative Agent has reasonably determined in its sole discretion that any funds received by such recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such recipient (whether or not known to such recipient) (any such funds whether as a payment, prepayment or repayment of principal, interest, fees or other amounts; a distribution or otherwise, excluding (1) any payments paid out pursuant to Article IX that are consistent with the applicable Monthly Report or Payment Date Report and (2) any Advances received by the Borrower that are consistent with the applicable Notice of Borrowing; individually and collectively, an “Erroneous Payment” and any such recipient, an “Unintended Recipient”) and demands the return of such Erroneous Payment (or a portion thereof), such Unintended Recipient shall promptly, but in no event later than three Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made.

(ii)To the extent permitted by applicable law, each party hereto and each Secured Party shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(iii)A notice of the Administrative Agent to any Unintended Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)If an Unintended Recipient receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates):

(i)that is in a different amount than, or on a different date from, that specified in a notice of payment or calculation statement sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (a “Payment Notice”),

(ii)that was not preceded or accompanied by a Payment Notice, or

(iii)that such Unintended Recipient otherwise becomes aware was transmitted, or received, in error or mistake (in whole or in part) or such Erroneous Payment is otherwise inconsistent with such recipient’s or market expectations, in each case, an error shall be presumed to have been made with respect to such Erroneous Payment absent written confirmation from the Administrative Agent to the contrary. Upon demand from the Administrative Agent, such Unintended Recipient shall promptly, but in no event later than three

Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made.

(c)The Borrower and each other party hereto hereby agrees that the receipt by Unintended Recipient of an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed to such Unintended Recipient by the Borrower or any other party hereto (unless such amounts were paid by the Borrower to the Administrative Agent from a Covered Account).

ARTICLE XII
MISCELLANEOUS

Section 12.01. No Waiver; Modifications in Writing

(a)No failure or delay on the part of any Secured Party exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver of any provision of this Agreement or any other Facility Document, and any consent to any departure by any party to this Agreement or any other Facility Document from the terms of any provision of this Agreement or such other Facility Document, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower, the Collateral Manager or the Equityholder in any case shall entitle the Borrower, the Collateral Manager or the Equityholder to any other or further notice or demand in similar or other circumstances.

(b)No amendment, modification, supplement or waiver of this Agreement shall be effective unless signed by the Borrower, the Collateral Manager, the Equityholder, the Collateral Administrator, the Custodian, and the Collateral Agent; provided that, (i) except for an amendment to replace the LIBOR Rate with an alternative floating reference rate in accordance with Section 2.11(e), any Fundamental Amendment shall require the written consent of all Lenders (or, in the case of clauses (a) through (d) of the definition of Fundamental Amendment, in addition to the consent of the foregoing, each Lender directly affected thereby), and (ii) no such amendment, modification, supplement or waiver shall amend, modify or otherwise affect the rights or duties of any Agent hereunder without the prior written consent of such Agent.

(c)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Facility Document:

(i)Replacing the LIBOR Rate. On the earlier of (A) the date that all Available Tenors of the LIBOR Rate have either permanently or indefinitely ceased to be provided by the IBA or have been announced by the Financial Conduct Authority pursuant to public statement or publication of information to be no longer representative and (B) the Early Opt-in Effective Date, if the then-current Benchmark is the LIBOR Rate, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Facility Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Facility Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(ii)Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Facility Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Facility Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of Advances that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Advances shall bear interest at the Base Rate. During the period referenced in the foregoing sentence, the component of the Base Rate based upon the Benchmark will not be used in any determination of the Base Rate.

(iii)Benchmark Replacement Conforming Changes. In connection with the implementation and administration of any Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Facility Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iv)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. For the avoidance of doubt, any notice required to be delivered by the Administrative Agent as set forth in this Section 12.01(c) may be provided, at the option of the Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Benchmark Replacement Conforming Changes.    Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 12.01(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 12.01(c).

(v)Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of any Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or the LIBOR Rate), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (B) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(vi)Occurrence of Benchmark Transition Event. On March 5, 2021, the ICE Benchmark Administration (the “IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority, the regulatory supervisor of the IBA (the “Financial Conduct Authority”), announced in public statements (the “Announcements”) that the final publication or representativeness date for (i) 1-week and 2-month London interbank offered rate tenor settings will be December 31, 2021 and (ii) overnight, 1-month, 3-month, 6-month and 12-month London interbank offered rate tenor settings will be June 30, 2023. No successor administrator for the IBA was identified in such Announcements. The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to the London interbank offered rate pursuant to the terms of this Agreement and that any obligation of the Administrative Agent to notify any parties of such Benchmark Transition Event hereunder shall be deemed satisfied.

(vii)Disclaimer. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (A) the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation any Benchmark Replacement implemented hereunder), (B) the composition or characteristics of any such Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to the LIBOR Rate (or any other Benchmark) or have the same volume or liquidity as did the LIBOR Rate (or any other Benchmark), (C) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this Section 12.01(c) including, without limitation, whether or not a Benchmark Transition Event has occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of any Benchmark Replacement Conforming Changes, the delivery or non-delivery of any notices required by clause (iv) above or otherwise in accordance herewith, and (D) the effect of any of the foregoing provisions of this Section 12.01(c).

Section 12.02. Notices, Etc.

(a) Except where telephonic instructions are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing, unless otherwise expressly specified herein, and shall be (i) personally delivered or sent by registered, certified or express mail, postage prepaid, or by facsimile transmission, or by prepaid courier service, or by electronic mail (of a .pdf or similar file and if the recipient has provided an email address) to the address, facsimile number or email address, as applicable, set forth with respect to such party on Schedule 8 (or, if not provided on Schedule 8 with respect to any party, such address, facsimile number or email address provided by such party in writing to the Administrative Agent), (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of Administrative Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-code fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to the Administrative Agent prior to such posting, (iii) made available on the Collateral Agent’s website initially located at www.sf.citidirect.com (assistance using the website may be obtained by calling the Collateral Agent’s customer service desk at 888-855-9695), or
(iv)posted to any other electronic system approved by or set up by or at the direction of the
Administrative Agent, and shall in each case be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof or posted in accordance with the provisions of this Section 12.02. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 12.02, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers or email addresses) indicated in Schedule 8 (or, if not provided on Schedule 8 with respect to any party, such address, facsimile number or email address provided in writing by such party to the Administrative Agent), and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party in Schedule 8 (or, if not provided on Schedule 8 with respect to any party, such telephone number or numbers provided in writing by such party to the Administrative Agent). Each party shall notify the Administrative Agent in writing

Appendix B

CONFORMED THROUGH AMENDMENT 2 TO CSA

SCHEDULE 1

Initial Commitments and Percentages

Lender

Commitment

Percentage

Citibank, N.A.
Total

~~$300,000,000~~$550,000,000    100%

~~$300,000,000~~$550,000,000    100%

Sch. 1-1